Exhibit 99.1

NEWS RELEASE May 22, 2024

Contacts: Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Announces Shareholders Have Elected
All 12 of the Company’s Director Nominees
Results Reflect Support for Ongoing Value Creation Initiatives
May 22, 2024 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle" or the "Company") announced today that, based on preliminary information from the Company's proxy solicitor, Crown Castle's entire slate of 12 nominees has been elected to the Company’s Board of Directors ("Board") at the 2024 Annual Meeting of Stockholders.
The Company issued the following statement:
We thank our shareholders for the trust they have placed in our highly qualified board members as they oversee the creation of a stronger, more valuable Crown Castle. Along with our new CEO, Steven Moskowitz, the board continues to take action, including conducting the strategic and operational review of our fiber and small cell business already underway, to improve performance and unlock shareholder value.
The results announced today are preliminary until final results are tabulated and certified by the independent Inspector of Election. Crown Castle will report voting results on a Form 8-K filed with the Securities and Exchange Commission in the coming days.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "seek," "focus" and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the actions that the Board is taking to improve the Company’s performance and unlock shareholder value and (2) that the Company will benefit from the experience and insights of the directors and its CEO. Such forward-looking statements should, therefore, be considered in light of varying risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in "Item 1A. Risk Factors" of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.